Exhibit 10.1

May 12, 2004

Mr. Frank T. “Chip” Webster
6018 Deerwood Road
Houston, TX 77057

Dear Mr. Webster:

Reference is hereby made to the desire of Adams Resources & Energy, Inc., a Delaware corporation (“ARE”), to employ you (“Webster”) as President and Chief Operating Officer, and to Webster’s desire to accept such employment.

This letter (the “Agreement”), when fully executed by ARE and Webster and duly approved and ratified by ARE’s Board of Directors (the “Board”), shall serve to evidence the agreement of ARE to employ Webster for the time period and upon and subject to the terms, conditions and provisions set forth below.

1. (a) ARE hereby employs Webster as its President and Chief Operating Officer and Webster hereby accepts such employment for the time period beginning May 14, 2004, and ending May 13, 2007, subject to earlier termination as hereinafter set forth (the “Term”). Anything herein contained to the contrary notwithstanding, ARE shall have the unilateral right to terminate Webster’s employment at any time during the Term with or without cause.

(b) Anything herein contained to the contrary notwithstanding, ARE’s employment of Webster hereunder and payment of the bonus described in Numbered Paragraph 5(d) shall be subject to approval and ratification by the Board prior to the commencement of the Term.

The appointment of Webster as President and Chief Operating Officer shall become effective only upon approval by the Board on or before May 14, 2004.

2. During the Term and subject to the remaining terms, conditions and provisions of this Agreement, Webster shall report to and execute fully and faithfully the directives and policies of the Board and its Chairman in a timely and appropriate fashion. It is the intention of ARE that Webster serve as a member of the Board, subject to the provisions of ARE’s Certificate of Incorporation and By-Laws and subject to the provisions of Applicable Law.

3. (a) Webster expressly agrees that during the Term, he will devote his full time, talents and energies to the faithful discharge of his duties and responsibilities as President and Chief Operating Officer of ARE, including, without limitation:

(1) The general management and supervision of personnel employed by ARE and each of its subsidiaries.

(2) The development of short- and long-range plans for ARE and its businesses, including, without limitation, budgets, goals and business opportunities.

(3) The management of the day-to-day operations of ARE and each of its subsidiaries.

and such other and additional duties and responsibilities as the Board or Chairman of the Board may direct from time to time.

(b) Webster may, with the prior written approval of the Board, serve on the board of directors of other corporations, provided that: (i) such participation does not interfere with or diminish the performance by Webster of his duties hereunder; (ii) there is no actual or potential conflict of interest between such other corporation(s) and ARE (or any of ARE’s subsidiaries or affiliates); and (iii) Webster agrees to resign from any such board(s) of directors at the request of the Board. Webster hereby discloses that he currently serves on the board of directors of The Houston Producers’ Forum.

4. (a) Webster agrees that in the discharge of his duties hereunder, he shall at all times comply with the letter and spirit of all Applicable Law, including, without limitation, all state, federal and local statutes, rules, regulations, codes, orders, directives, judgments, decrees, determinations, and, in particular, any applicable law regulating or affecting publicly traded corporations in any way (“Applicable Law”).

(b) Webster shall take all measures and actions required to establish and maintain ARE’s timely and complete conformity to and compliance with all requirements of Applicable Law regarding public disclosure and disclosure required to be made to government authorities and to auditors hired to examine the books, records and accounts of ARE.

(c) Webster shall take all measures and actions required to establish and maintain ARE’s timely and complete conformity to and compliance with all requirements of Applicable Law regarding corporate governance, corporate record keeping and public disclosure.

5. (a) Webster shall be paid the following annual salaries during the Term, less applicable and lawful withholdings and deductions:

$350,000.00        May 14, 2004 to May 13, 2005

$367,000.00        May 14, 2005 to May 13, 2006

$385,000.00        May 14, 2006 to May 13, 2007

The salary shall be paid in equal periodic installments in accordance with ARE’s customary payroll procedures. Webster acknowledges and agrees to the deduction from his salary of any amounts advanced or paid on his behalf by ARE.

(b) Webster shall participate in such leave, insurance and other employee benefit plans of ARE that may be in effect from time to time for management-level employees to the extent Webster is eligible under the terms of such plans. Webster shall be provided a personal secretary.

(c) Webster shall be entitled to four (4) weeks paid vacation during each calendar year of the Term of this Agreement, but such vacation may not be accrued. Webster is also entitled to holidays in accordance with ARE’s holiday schedule.

(d) In addition to his salary, Webster shall be entitled to and receive a one-time bonus in the amount of $100,000.00, less applicable and lawful withholdings and deductions, payable within five (5) working days after each of the following have occurred: (i) the approval and ratification of this Agreement by the Board; (ii) the completion and acceptance by the Board of an appropriate background search and investigation of Webster; and (iii) the commencement of this Agreement. The entire net amount of such bonus shall be used by Webster to purchase the stock of ARE in his name and for his own account. Webster agrees that no sale of all or any of such stock shall take place prior to May 14, 2007, and then only in accordance with Applicable Law.

(e) Webster shall be reimbursed for all reasonable and necessary travel and entertainment expenses incurred by Webster in the performance of his duties hereunder, but only in accordance with ARE’s written policies pertaining to expense reimbursement, including the submission of appropriate supporting written documentation. Webster shall also be reimbursed for monthly membership fees during the Term for his membership in the Houston Country Club and the Petroleum Club.

(f) Webster shall be eligible to earn annual performance bonuses at the sole discretion of the Board based on year-over-year increases in the profitability of ARE and the recommendation of the Chairman of the Board.

6. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration in accordance with then-applicable rules and procedures of the American Arbitration Association applicable to employment disputes. The arbitration proceedings shall be held in Houston, Texas. Judgment upon the award reached by the arbitrator(s) may be entered in any court having jurisdiction and sitting in Houston, Harris County, Texas. Costs of the arbitrator shall be borne equally by Webster and ARE; however, attorney fees and expenses shall be borne by the party incurring such fees and expenses.

7. (a) In the event Webster’s employment is terminated due to his death, his estate shall be entitled to receive: (i) any earned and unpaid salary accrued through the date of his death; (ii) any benefits due to applicable plans and programs of ARE; and (iii) if applicable, any benefits due under or pursuant to workers compensation.

(b) In the event Webster becomes disabled to the extent that he is rendered unable to perform his duties and responsibilities under this Agreement and such disability continues for a period of ninety (90) days or an aggregate of one hundred twenty (120) days during any calendar year, ARE shall have the right to terminate this Agreement upon ten (10) days’ prior written notice. Such notice shall be considered to be termination for Cause as hereinafter more particularly described. In the event Webster’s employment is terminated due to his disability, Webster shall be entitled to receive: (i) any earned and unpaid salary accrued through the date of termination described in the notice; (ii) any benefits due to applicable plans and programs of ARE; and (iii) any benefits available to Webster pursuant to Applicable Law.

(c) In the event Webster’s employment is terminated for Cause (as hereinafter described), Webster shall be entitled to receive: (i) any earned and unpaid salary accrued through the date of termination of his employment hereunder; (ii) any benefits due to applicable plans and programs of ARE; and (iii) any benefits available to Webster pursuant to Applicable Law.

8. (a) For the purpose of this Agreement, “Cause” means that Webster:

(1) Has committed a criminal violation involving dishonesty, fraud, breach of trust or any felony crime.

(2) Engages in misconduct in the performance of his duties or responsibilities which materially injures ARE or any subsidiary or affiliate or that exposes ARE to public ridicule.

(3) Fails in his duty to cause ARE or any subsidiary to comply with and conform to Applicable Law in a timely fashion.

(4) Uses, sells or distributes illegal or controlled substances.

(5) Violates material policies or procedures of ARE, which violation results in material harm to ARE.

(6) Violates any material provision of this Agreement.

(7) Fails or refuses to conform to or execute the policies or directives of the Board.

(8) Misappropriates any material business opportunity of ARE.

(9) Engages in any personal misconduct which reflects unfavorably on ARE, brings ARE into public disrespect or exposes ARE to public ridicule.

(b) In the event ARE determines Webster’s conduct or omission justifies termination for Cause, it shall provide Webster written notice thereof within reasonable time, but shall have no obligation to do so prior to relieving him of his duties and responsibilities under this Agreement.

(c) In the event Webster voluntarily resigns and such resignation is accepted by the Board, Webster shall be entitled to receive only any earned and unpaid salary accrued through the actual date of acceptance of his resignation.

(d) In the event Webster’s employment is terminated without Cause (and absent death, disability or voluntary resignation), Webster shall be entitled to be paid the balance of his salary due hereunder, paid in the manner and at the times specified in Numbered Paragraph 5(a) of this Agreement. Payment of such remaining salary, however, is and shall remain subject to offset for amounts which Webster receives due to any other employment, work or effort performed during the time period of the remainder of the Term. ARE shall have the right at all times to establish and verify through reasonable means Webster’s efforts to mitigate, including requiring Webster to furnish tax returns and other records.

9. For the purposes of this Numbered Paragraph 9, the term “change of control” means that in the aggregate, the ARE common stock holdings of KSA Industries, Inc., K. S. Adams, Jr., Nancy N. Adams, and their children and grandchildren combined is less than twenty percent (20%) of the then-total issued common stock of ARE.

Provided that this Agreement has not been earlier terminated by either Webster or ARE, and provided there is a change of control of ARE, and further provided that as a direct or indirect result of such change of control (and not as a result of Cause) this Agreement is terminated, then and in all of such events, Webster shall receive the greater of: (i) the remaining salary due him under this Agreement and (ii) a sum equal to $385,000.00 (all less applicable withholdings and deductions).

10. All notices required or permitted to be given hereunder shall be in writing and be deemed given when delivered by courier, overnight delivery service or United States certified mail, return receipt requested, when properly addressed and delivery cost prepaid, as follows:

If to ARE:

K. S. Adams, Jr.
Chairman of the Board
Adams Resources & Energy, Inc.
4400 Post Oak Parkway, Suite 2700
Houston, TX 77027
(713) 881-3401 Phone
(713) 881-3408 Facsimile

with a copy to:

Richard B. Abshire
Executive Vice President
Adams Resources & Energy, Inc.
4400 Post Oak Parkway, Suite 2700
Houston, TX 77027
(713) 881-3609 Phone
(713) 881-3491 Facsimile

If to Webster:

Frank T. “Chip” Webster
6018 Deerwood Road
Houston, TX 77057
(713) 784-4855 Phone
webandco1@aol.com

11. This agreement is personal to Webster and may not be assigned by him to any other party or entity without the prior express written approval of ARE. This agreement shall be binding upon and inure to the benefit of all successors and assigns of ARE.

12. This agreement has been made, entered into, and negotiated in the State of Texas and shall be governed by the internal laws of such State, without regard or resort to choice of law rules.

13. This agreement contains the entire agreement of the parties and no other agreements, prior or subsequent, oral or written, shall be recognized unless and until signed by both parties and hereto attached.

Please indicate your acceptance hereof and agreement hereto by signing in the space provided below.

Very truly yours,

ADAMS RESOURCES & ENERGY, INC.

By
K. S. Adams, Jr.
Chairman of the Board and President

ACCEPTED AND AGREED TO:

__________________________________
FRANK T. “CHIP” WEBSTER